Exhibit 99.1

PRESS RELEASE

For additional information contact:

Terence R. Rogers

EVP and CFO

Ryerson Inc.

773-788-3720

terence.rogers@ryerson.com

FOR IMMEDIATE RELEASE

Ryerson Holding Corporation Extends Exchange Offer

for Senior Discount Notes

CHICAGO, IL – November 30, 2010 – Ryerson Holding Corporation announced today that it has extended its offer (the “Exchange Offer”) to exchange up to $483,000,000 in aggregate principal amount at maturity of its new registered 14 1/2% Senior Discount Notes due 2015 for any and all of its currently outstanding 14 1/2% Senior Discount Notes due 2015, (“Original Notes”) to 5 p.m., New York City time, December 6, 2010.

The extension of the Exchange Offer has been made to allow holders of outstanding Original Notes who have not yet tendered their Original Notes for exchange to do so. As of the close of business on November 29, 2010, approximately $262,652,000 in aggregate principal amount at maturity of the Original Notes had been validly tendered for exchange and not withdrawn.

The Exchange Offer was originally scheduled to expire at 5 p.m., New York City time, November 30, 2010. Other than the extension described in this announcement, all of the terms of the Exchange Offer remain unchanged.

This announcement does not constitute an offer to sell or buy any security or a solicitation of any offer to buy securities. The Exchange Offer is made by means of a prospectus dated October 27, 2010, which has been filed with the U.S. Securities and Exchange Commission.

About the Company

Ryerson, a Platinum Equity company, is a leading distributor and processor of metals in North America. The Company services customers through a network of service centers across the United States, Canada, Mexico and China.

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